Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                          OF THE JACKSON RIVERS COMPANY

         Pursuant to the provisions of Section 607.1003 of the Florida Statutes, The Jackson Rivers Company, a Florida profit corporation (the "Company") adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST. The Amendment adopted. Article V of the Company's Articles of Incorporation, as previously amended, is hereby amended to amend the Conversion Rate of the Series A Preferred Stock set forth under Section 4.2.4(a) as follows:

         "(a) Conversion Right. Subject to adjustment as provided herein, each share of the Series A Preferred Stock shall be convertible into 1 fully paid and nonassessable share of the Common Stock (the "Conversion Rate")."

         SECOND. The date of the Amendment is February 27, 2006.


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         THIRD. The Amendment was duly adopted by the Directors of the Company and all of the holders of Series A Preferred Stock.

         Signed this 27th day of February, 2006.

                                      THE JACKSON RIVERS COMPANY

                                      By: /s/James E. Nelson
                                         -------------------------------
                                         James E. Nelson, President


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